Exhibit 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 129
KAYDON CORPORATION REPORTS
SECOND QUARTER 2005 RESULTS
Ann Arbor, Michigan – July 28, 2005
     Kaydon Corporation (NYSE:KDN) today announced financial results for the second quarter ended July 2, 2005. Sales were up 23.7 percent, order entry increased 20.1 percent, and net income rose 24.9 percent from the second quarter 2004. Diluted earnings per share were $.40 versus $.33 in the comparable period last year.
Highlights — Second Quarter 2005 compared with Second Quarter 2004
•	Sales, including recent acquisitions, increased 23.7 percent, to $104.4 million, on strengthened demand across most key product lines.

•	Net income increased 24.9 percent to $12.4 million.

•	Diluted earnings per share increased 21.2 percent to $.40.

•	Order entry increased 20.1 percent to $103.8 million, reflecting continued strength in the manufacturing economy.

•	Quarter-end backlog increased 33.2 percent to $143.3 million.

•	EBITDA, a non-GAAP measure, increased 17.8 percent to $24.5 million, equal to 23.5 percent of sales, and covered interest expense by 10.2 times.

•	Cash and cash equivalents equaled $240.2 million at the end of the second quarter.
     Subsequent to the end of the quarter, as previously announced, on July 26, 2005 Kaydon Corporation sold its Power and Data Transmission Products Group to Moog, Inc. for $72.4 million cash. The sale will result in an after tax gain of approximately $0.70 per diluted share, which will be reported as a component of discontinued operations in Kaydon’s third quarter ending October 1, 2005. On a net income basis, before the gain on the sale of the Group, the transaction is expected to be approximately earnings neutral for fiscal 2005.

     Commenting on the quarter, Brian P. Campbell, Kaydon’s President and Chief Executive Officer said, “We continue to experience strong demand in our key product markets as evidenced by our increased sales and orders during the second quarter. Our strong order intake during the quarter, and the resultant $143.3 million backlog we enjoyed at the end of the quarter are further evidence that we continue to benefit from a strong manufacturing economy, and we are positioned well to continue to improve our financial results throughout the year.”
     Commenting further, Mr. Campbell said, “Although gross margins during the quarter continued to be affected by material costs, the recent moderation in raw material pricing, strong backlogs, increased product pricing, and continuing efficiencies from Kaydon Six-Sigma initiatives, should have a beneficial impact on margins during the third and fourth quarters”.
Additional Data on Second Quarter and Year-To-Date Results
     Second quarter 2005 sales of $104.4 million increased 23.7 percent compared to sales of $84.4 million in 2004’s second quarter. Increased sales across most of the Company’s product lines, including specialty bearings, linear deceleration and sealing products, and metal forming equipment, along with incremental sales of $5.8 million from recent acquisitions were only partially offset by decreases totaling $1.5 million related to lower demand for certain filtration products utilized in military applications and lower prices on sales of specialty metal alloys reflecting lower raw material pricing.
     Gross profit equaled $39.1 million or 37.4 percent of sales during the second quarter of 2005 as compared to $32.8 million or 38.9 percent of sales during the second quarter of 2004. Similar to this year’s first quarter, the second quarter gross margin continued to be affected by increases in material costs and a shift in product mix, particularly in the specialty bearings business. Increased raw material costs relate to both higher prices for raw material and increased outsourcing of components during new program production ramp-up. Recent capital equipment additions to increase capacity, and product price increases, should positively affect the second half of 2005.
     Selling, general, and administrative (“SG&A”) expenses, equaled $19.3 million or 18.5 percent of sales during the second quarter of 2005 as compared to $15.7 million or 18.6 percent of sales during the second quarter of 2004. The increase in SG&A expenses resulted from higher sales volumes, additional amortization costs associated with recent acquisitions, and foreign currency translation losses on several foreign currency denominated accounts due to the strengthening of the U.S. dollar against certain currencies during the quarter.
     Operating income equaled $19.8 million in the second quarter of 2005, as compared to $17.1 million in the second quarter of 2004.
     As a result of higher investment interest rates, interest income earned on cash and cash equivalent balances increased to $1.7 million during this year’s second quarter, compared with $0.8 million during last year’s second quarter.

     Primarily due to reduced taxes on foreign earnings and remittances, and additional deductions available for the first time under the American Jobs Creation Act of 2004, the effective tax rate during the second quarter of 2005 was 35.2 percent, compared with 36.0 percent for the second quarter of 2004.
     Net income for the second quarter 2005 was $12.4 million or $.40 per common share on a diluted basis, based on 34.7 million common shares outstanding. During the second quarter 2004 Kaydon generated net income of $9.9 million or $.33 per common share on a diluted basis, based on 34.8 million common shares outstanding. As previously disclosed, second quarter 2004 diluted earnings per share, previously reported as $.36, have been restated in accordance with the final consensus of the Emerging Issues Task Force on EITF 04-8.
     Reflecting increased orders for specialty bearings, including new program introductions, continued strength in the manufacturing economy, and aided by recent acquisitions, order entry during the second quarter of 2005 equaled $103.8 million, an increase of 20.1 percent compared to the second quarter of 2004. Backlog equaled $143.3 million at the end of the second quarter 2005, a 33.2 percent increase compared to a backlog of $107.6 million at the end of the second quarter 2004.
     Net cash flow from operating activities during the second quarter 2005 equaled $14.5 million, compared to second quarter 2004 cash flow from operations of $7.1 million, as a result of increased net income and reduced working capital levels. During the second quarter 2005, the Company paid common stock dividends of $3.4 million, repurchased a total of 90,500 shares of Company common stock for $2.5 million, and invested $2.9 million in net capital expenditures. The Company’s cash and cash equivalents equaled $240.2 million at July 2, 2005.
     Depreciation and amortization equaled $4.7 million during the second quarter of 2005, compared to $3.7 million during the comparable period last year, due principally to the increased amortization of intangible assets associated with recent acquisitions.
     EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, equaled $24.5 million during the second quarter 2005 as compared to $20.8 million during the second quarter 2004, and covered second quarter interest expense by 10.2 times. For the twelve months ended July 2, 2005, EBITDA totaled $85.2 million, and covered interest expense by 8.9 times. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
     Sales during the first half of 2005 increased $31.2 million, or 18.6 percent, to $198.9 million, compared with the first half of 2004. Recent acquisitions accounted for $11.4 million of the increase. First half operating income increased $3.3 million, or 10.1 percent, to $36.0 million. As a result of higher interest income and a lower effective tax rate, first half net income and earnings per common share on a diluted basis were up 18.3 percent and 15.9 percent, respectively, compared with the first half of 2004.

Segment Discussion
     During the second quarter of 2005, sales of the Friction and Motion Control Products segment increased $8.2 million or 19.3 percent, to $50.9 million, when compared with second quarter 2004. This segment benefited from increased demand for specialty bearings utilized in defense, heavy equipment, and wind power markets, and for split roller bearing products used globally in various industrial markets. Operating income increased 14.3 percent, to $12.7 million. The growth of second quarter operating income was affected by higher material costs, including both higher raw material pricing and the cost of outsourcing certain production processes associated with the ramp-up phase of several new product programs in the military and wind power markets.
     Second quarter 2005 sales of the Velocity Control Products segment increased $1.9 million or 15.5 percent, to $14.4 million, when compared with second quarter 2004. Segment operating income, also affected by higher material costs, increased $0.3 million in the second quarter of 2005 to $3.7 million.
     Second quarter 2005 sales of the Sealing Products segment increased 7.7 percent, to $10.4 million, and operating income increased 11.8 percent, to $1.7 million, when compared with 2004, primarily as a result of some business shifting from the first quarter to the second quarter as a result of the previously disclosed work stoppage at the Baltimore, Maryland facility, which ended in late January.
     During the second quarter of 2005, sales of the Power and Data Transmission Products segment increased $2.4 million, to $9.9 million, when compared with second quarter 2004. This segment was positively affected by increased demand for traditional rotary and electronic products, along with slip-ring products utilized in aerospace applications. Aided by the increase in sales, operating income equaled $1.2 million during the second quarter of 2005 as compared to an operating loss of $(0.1) million during the second quarter of 2004.
     Sales of the Company’s remaining businesses equaled $18.7 million during the second quarter of 2005, an increase from second quarter 2004 of $6.7 million. $5.1 million of the increase related to a recent acquisition. Additionally, a $2.9 million increase in sales of metal forming equipment, in part due to customer-initiated shipping delays from the first quarter, was partially offset by decreased sales of certain filtration products, primarily due to a decrease in military spending for these items, and by lower prices on sales of specialty metal alloys reflecting lower raw material pricing. Operating income for these businesses, benefiting from higher sales of metal forming equipment and from the contribution of a recent acquisition, totaled $1.9 million in the second quarter of 2005 compared to a $(0.8) million operating loss during the second quarter 2004, which included a $1.9 million goodwill impairment loss.
     Information regarding the Company’s reportable segments for the second quarters of 2005 and 2004 can be found on the Kaydon Corporation website at: http://www.kaydon.com at the “Reportable Segment Information” icon.

About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.
# # #
     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a second quarter 2005 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-866-330-6338 and providing the following passcode number: 147258. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call via the Internet by logging on the web at the following address:
     https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrsdwlznvsxmdx or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “2Q 2005 Earnings Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Thursday, August 4, 2005 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 6229294.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     Certain statements in this press release are forward-looking within the meaning of the federal securities laws regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “intends,” “will,” “may,” “potential,” “expects,” “projects”, “approximately” and other similar expressions. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, purchase price adjustments in sale contracts, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.
     Certain non-GAAP performance measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP performance measures.

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	July 2,	December 31,
	2005	2004
	(unaudited)
Assets:
Cash and cash equivalents	$240,195,000	$278,586,000
Accounts receivable, net	58,792,000	48,786,000
Inventories, net	59,829,000	55,730,000
Other current assets	11,440,000	9,925,000

Total current assets	370,256,000	393,027,000

Plant and equipment, net	87,183,000	86,028,000

Goodwill, net	129,905,000	113,375,000
Other intangible assets, net	25,929,000	9,200,000
Other assets	14,170,000	17,494,000

Total assets	$627,443,000	$619,124,000

Liabilities and Shareholders’ Equity:

Accounts payable	$18,022,000	$17,735,000
Accrued expenses	27,228,000	25,961,000

Total current liabilities	45,250,000	43,696,000

Long-term debt	200,034,000	200,066,000
Long-term liabilities	65,589,000	66,681,000

Total long-term liabilities	265,623,000	266,747,000

Shareholders’ equity	316,570,000	308,681,000

Total liabilities and shareholders’ equity	$627,443,000	$619,124,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Second Quarter Ended				First Half Ended
	(unaudited)				(unaudited)
	July 2,		July 3,		July 2,		July 3,
	2005		2004		2005		2004
Net sales	$104,409,000		$84,386,000		$198,891,000		$167,709,000

Cost of sales	65,317,000		51,548,000		124,198,000		103,097,000

Gross profit	39,092,000		32,838,000		74,693,000		64,612,000

Selling, general, and administrative expenses	19,266,000		15,729,000		38,730,000		31,940,000

Operating income	19,826,000		17,109,000		35,963,000		32,672,000

Interest income	1,733,000		802,000		3,260,000		1,568,000

Interest expense	(2,396,000)		(2,374,000)		(4,814,000)		(4,793,000)

Income before income taxes	19,163,000		15,537,000		34,409,000		29,447,000

Provision for income taxes	6,745,000		5,593,000		12,112,000		10,601,000

Net income	$12,418,000		$9,944,000		$22,297,000		$18,846,000

Weighted average common shares outstanding
Basic	27,778,000		27,881,000		27,832,000		27,891,000
Diluted	34,696,000		34,796,000		34,757,000		34,800,000

Earnings per share
Basic	$0.45		$0.36		$0.80		$0.68
Diluted	$0.40	(1)	$0.33	(1)	$0.73	(1)	$0.63	(1)

Dividends declared per share	$0.12		$0.12		$0.24		$0.24
(1)	Diluted earnings per common share calculations reflect the provisions of the final consensus of the Emerging Issues Task Force (EITF) on EITF 04-8, “The Effects of Contingently Convertible Instruments on Diluted Earnings per Share,” which states that the impact of contingently convertible instruments that are convertible into common stock upon the achievement of a specified market price of the issuer’s shares, such as the Company’s 4% Contingent Convertible Senior Subordinated Notes due 2023, should be included in diluted earnings per share computations regardless of whether or not the market price trigger has been met.

Kaydon Corporation
Reconciliation of Non-GAAP Measures
Free cash flow (non-GAAP)

	Second Quarter Ended		LTM
	July 2,	July 3,	July 2,
	2005	2004	2005
Net cash from operating activities (GAAP)	$14,465,000	$7,146,000	$50,040,000
Capital expenditures	(2,869,000)	(2,826,000)	(12,652,000)

Free cash flow (non-GAAP)	$11,596,000	$4,320,000	$37,388,000

Kaydon’s management believes free cash flow, a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.
Earnings before interest, taxes, depreciation
  and amortization- EBITDA (non-GAAP)

	Second Quarter Ended		LTM
	July 2,	July 3,	July 2,
	2005	2004	2005
Net income (GAAP)	$12,418,000	$9,944,000	$41,809,000
Net interest expense	663,000	1,572,000	3,931,000
Income tax expense	6,745,000	5,593,000	23,088,000
Depreciation and amortization	4,698,000	3,704,000	16,380,000

Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP)	$24,524,000	$20,813,000	$85,208,000

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.

Reportable Segment Information
(Amounts in thousands)

	Quarter Ended		First Half Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net sales

Friction and Motion Control Products
External customers	$50,687	$42,575	$95,357	$81,379
Intersegment	230	95	360	165

	50,917	42,670	95,717	81,544

Velocity Control Products
External customers	14,434	12,497	29,172	26,091
Intersegment	(1)	—	(1)	—

	14,433	12,497	29,171	26,091

Sealing Products
External customers	10,471	9,728	19,161	19,331
Intersegment	(28)	(35)	(47)	(45)

	10,443	9,693	19,114	19,286

Power and Data Transmission Products
External customers	10,130	7,608	20,154	16,326
Intersegment	(194)	(53)	(298)	(113)

	9,936	7,555	19,856	16,213

Other
External customers	18,687	11,978	35,047	24,582
Intersegment	(7)	(7)	(14)	(7)

	18,680	11,971	35,033	24,575

Total consolidated net sales	$104,409	$84,386	$198,891	$167,709

	Quarter Ended		First Half Ended
Operating income (loss)	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Friction and Motion Control Products	$12,675	$11,086	$23,284	$20,080
Velocity Control Products	3,734	3,439	7,175	7,397
Sealing Products	1,724	1,543	2,915	2,960
Power and Data Transmission Products	1,203	(110)	1,699	(469)
Other	1,897	(787)	2,935	783

Total segment operating income	21,233	15,171	38,008	30,751
State income tax provision included in segment operating income	289	279	784	553
Items not allocated to segment operating income	(1,696)	1,659	(2,829)	1,368
Interest expense	(2,396)	(2,374)	(4,814)	(4,793)
Interest income	1,733	802	3,260	1,568

Income from operations before income taxes	$19,163	$15,537	$34,409	$29,447